Exhibit 99.1

CONTACTS:	Susan Hubbard, Investors (650) 522-5715 Amy Flood, Media (650) 522-5643

For Immediate Release

GILEAD TO REPATRIATE FUNDS TO THE UNITED STATES

Foster City, CA, December 27, 2005 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that the company’s Board of Directors has approved the repatriation of approximately $280 million in foreign earnings, pursuant to the American Jobs Creation Act of 2004. Proceeds from the repatriation will be reinvested into Gilead’s domestic operations consistent with the intent of the legislation.

To facilitate the repatriation, the company entered into an agreement with a syndicate of banks, with Bank of America as Administrative Agent, Gilead Biopharmaceutics Ireland Corporation as borrower, and Gilead Sciences, Inc. and Gilead Vintage Park, LLC as guarantors, providing for a five-year $300 million term loan. Gilead’s foreign subsidiary intends to use the proceeds from the term loan to make a cash dividend distribution of approximately $280 million to the parent company before December 31, 2005. As a result of the repatriation, Gilead will record a one-time tax benefit of approximately $25 million in the fourth quarter 2005.

Additionally, concurrent with the above term loan, the company also entered into a five-year, $200 million bank revolving credit facility with Gilead Sciences, Inc. as borrower and Gilead Vintage Park, LLC as guarantor. The capacity under this revolving credit facility will increase to a maximum of $500 million as the $300 million term loan is repaid.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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For more information on Gilead, please call the Gilead Public Affairs Department at

1-800-GILEAD-5 (1-800-445-3235) or visit www.gilead.com.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264